hopTo Inc. Announces Fiscal Year 2017

Results

CONCORD, N.H. – April 17, 2018 – hopTo Inc. (OTCQB: HPTO), developer and provider of application publishing and mobile productivity software, today announced its financial results for the year ended December 31, 2017.

FY 2017 Financial Update:

●	Revenue of $3.9 million

●	Net Income of $0.6 million

●	Basic and diluted earnings per share of $0.06

●	Cash balance of $1.0 million at 12/31/2017

Fiscal Year 2017 Operational Summary and Business Update

“Today hopTo Inc. is announcing the first profitable year in the company’s history. Our continued efforts to optimize the resources required to support the GO-Global business have enabled us to stabilize operations on a cash flow positive basis,” stated J.L. Casabonne, Interim President and CEO and CFO of hopTo Inc.

“As a result of the stable performance of the GO-Global business and incorporating partner and customer feedback, we have decided to make modest incremental investment into the GO-Global products and marketing efforts in an attempt to increase sales in 2018. GO-Global remains the core operating asset for the overall company and we believe that it will continue to operate profitably in the future.”

“During the second half of 2017, we completed a successful sale of 7 of our patents and continue the marketing efforts for the balance of the portfolio. In 2017 we also succeeded in settling our operating liabilities.”

“We also continued to have discussions during 2017 with various parties about possible strategic transactions which have been carefully evaluated by our executive management and board of directors. To date, these proposals have not proven compelling, but we remain open to exploring additional ways to enhance shareholder value. As a result of these discussions and other factors our board considered, and given the historically low level of our stock price, we determined that it was in the best interest of hopTo shareholders for the Company to adopt a rights plan to help ensure that any attempt to attain control of hopTo was fully vetted and approved by the board of directors, which was completed earlier this year.”

“The GO-Global business is off to a positive start in 2018, indicating a continuation of the stability and profitability that we realized during 2017. Also during the first three months of 2018, we continued our discussions with certain shareholders regarding liquidated damages that are potentially due to them as a result of delays in filing registration statements. On March 27, 2018, we entered a non-binding term sheet for a cashless settlement of those liquidated damages through an exchange of warrants that does not result in any net additional warrants outstanding. While there is no guarantee that this transaction will close, we expect to complete it in the next 45 days.”

Results for the Year Ended December 31, 2017

In Fiscal Year 2017, the Company recognized $3.9 million in revenue, a year-over-year decrease of approximately 3.0% from $4.0 million in 2016.

Gross profit for 2017 was $3.8 million, essentially unchanged from 2016, which is 98% of revenues in 2017, as compared to 96% of revenues, for 2016.

For 2017, the Company reported net income of of $0.6 million, which was an improvement of $2.5 million compared with the $1.9 million net loss from 2016.

The total operating expense for 2017 was $3.4 million, which is a year-over-year improvement of $2.3 million from $5.7 million that we reported for 2016.

As of December 31, 2017 the Company had cash of $1.0 million and accounts receivable of $427 thousand, compared to $546 thousand in cash and $355k in accounts receivable as of December 31, 2016.

Investor Communications

As part of our continued expense management, hopTo Inc. will not be hosting an investor conference call to discuss its year end financial results.

As we have for done since our Q3 2016 results, in lieu of a conference call, we invite shareholders to submit questions via email to the following email address: investors@hopto.com

We will accumulate questions until the end of the day on Friday, April 20, 2018. We will review the questions and we will use our best efforts to provide written answers to those questions that we believe we can answer, subject to normal confidentiality policies, via a Form 8-K that we intend to file with the SEC on or before April 30, 2018. We will also post the answers at investors.hopto.com.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is a developer of application publishing software and a mobile productivity workspace platform. The company is based in Concord, NH.

For more information on hopTo, please visit: www.hopTo.com.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market and customer acceptance; our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents we have filed and expect to file with the SEC.

Investors / Media:
J.L. Casabonne
investors@hopto.com
408-688-2674 ext. 5025

hopTo Inc.

Condensed Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
	(Unaudited)	(Unaudited)
Assets
Cash	$1,015,400	$546,200
Accounts receivable, net	426,800	355,300
Prepaid expenses	112,900	38,700
Total current assets	1,555,100	940,200
Property and equipment, net	30,800	143,300
Other assets	17,800	109,000
Total assets	$1,603,700	$1,192,500

Liabilities and stockholders’ deficit
Accounts payable and accrued liabilities	$635,100	$975,800
Deferred revenue	1,845,100	1,759,000
Deferred rent	74,100	24,100
Deposit liability	93,500	-
Capital lease	-	6,800
Other current liabilities	855,100	571,100
Total current liabilities	3,502,900	3,336,800
Deposit liability	-	81,400
Deferred revenue	1,409,700	1,694,600
Deferred rent	-	2,600
Stockholders’ deficit	(3,308,900)	(3,922,900)
Total liabilities and stockholders’ deficit	$1,603,700	$1,192,500

Condensed Consolidated Statements of Operations

	Twelve Months Ended December 31,
	2017	2016
	(Unaudited)	(Unaudited)
Revenue	$3,889,500	$4,001,300
Costs of revenue	68,300	162,600
Gross profit	3,821,200	3,838,700
Operating expenses
Selling and marketing	355,300	774,400
General and administrative	1,558,400	2,759,200
Research and development	1,500,100	2,187,900
Total operating expenses	3,413,800	5,721,500
Income (loss) from operations	407,400	(1,882,800)
Other income (expense) - change in fair value of warrants liability	-	29,300
Other income (expense), net	196,500	3,400
Income (loss) before provision for income tax	603,900	(1,850,100)
Provision for income tax	3,300	2,800
Net income (loss)	$600,600	$(1,852,900)

Basic and diluted earnings (loss) per share	$0.06	$(0.19)
Average weighted common shares outstanding - basic and diluted	9,804,400	9,770,076